(d)(2)(N)(i)

May 1, 2019

Ms. Kristine Chan

Templeton Global Advisors Limited

Franklin Templeton

One Franklin Parkway

San Mateo, CA  94403

Dear Ms. Chan:

Pursuant to the Portfolio Management Agreement, effective as of May 1, 2017 (the “Agreement”), among Voya Investors Trust, Voya Investments, LLC, and Templeton Global Advisors Limited, we hereby notify you of our intention to modify the annual portfolio management fee schedule for VY® Templeton Global Growth Portfolio (the “Portfolio”) by removing the aggregation of assets with VY® Templeton Foreign Equity Portfolio and VY® Franklin Income Portfolio, effective on May 1, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual portfolio management fee rate for the Portfolio, is attached hereto.

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Please signify your acceptance to the modified portfolio management fee schedule for the Portfolio by signing below where indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:

Templeton Global Advisors Limited

By:	/s/ Norman J. Boersma
Name:	Norman J. Boersma
Title:	President

AMENDED SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Templeton Global Advisors Limited (“Portfolio Manager”) to the following Series of Voya Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES	RATE

VY® Templeton Global Growth Portfolio	0.500% on first $100 million;
0.400% on next $150 million;
0.350% on next $250 million;
0.300% on next $450 million; and
0.250% thereafter

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.